Exhibit 10.01
Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
FEDERAL HOME LOAN BANK OF NEW YORK 2010 INCENTIVE COMPENSATION PLAN
I.	OBJECTIVE

The objective of the Federal Home Loan Bank of New York’s (“Bank”) 2010 Incentive Compensation Plan (“Plan”) is to motivate employees to take actions that support the Bank’s strategies and lead to the attainment of the Bank’s business plan and fulfillment of its mission.

The Plan is intended to accomplish this objective by:
•
Linking annual cash pay-out award opportunities to Bank performance measured by the Bank’s “Business Effectiveness”; “Mission Effectiveness”; and, “Growth Effectiveness” goals as well as utilizing individual, department and group performance measures for certain employees where appropriate and applicable;

•	Establishing the goal-setting process as an effective reward system so that employee monetary interests are related to and dependent upon Bank performance; and

•	Retaining top performing employees by affording them the opportunity to share in the Bank’s enhanced performance.
II.	DEFINITIONS
A.	Bank: The Federal Home Loan Bank of New York, its successors and assigns.

B.	Board: The Board of Directors of the Federal Home Loan Bank of New York.

C.	Committee: The Compensation and Human Resources Committee of the Board.

D.	Fiscal Year: The 12-month period used as the annual accounting period by the Bank.

E.	Manager: The person to whom the Participant reports directly.

F.
Participant: An employee of the Bank as defined by the terms of the Financial Institutions Retirement Fund who is exempt from the application of the overtime provisions of the Fair Labor Standards Act and who is also selected by the President to participate in the Plan.

G.	Plan: This Incentive Compensation Plan, as may be amended or supplemented from time to time.

H.	Plan Year: 2010

I.	President: The Chief Executive Officer of the Bank, regardless of title, or his designee.

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
III.	ADMINISTRATION
A.
The Plan shall become effective upon fulfillment of the conditions included in the resolution pertaining to the Plan adopted by the Committee on February 23, 2010. Once such conditions are fulfilled, the terms of the Plan shall become effective for the Plan Year beginning January 1, 2010.

B.
The Plan shall be administered by the President, subject to any requirements for review and approval by the Committee that the Committee may establish. The Committee shall keep the Board apprised of any amendments to the Plan. The Director of Human Resources shall be the President’s designee until there is a written communication by the President naming other(s) to fulfill that duty. In all areas not specifically reserved by the Committee for its review and approval, decisions of the President or his designee concerning the Plan shall be binding on the Bank and on all Participants.

C.	While the President has the full power and authority to interpret and administer the Plan, he will also have the following specific rights and duties:
1.	To adopt, amend and rescind administrative guidelines, rules and regulations pertaining to the Plan.

2.	To accept, modify or reject recommendations of the Managers to set final awards.

3.	To interpret and rule on any questions pertaining to any provisions of the Plan.

4.	To retain all such other powers as may be necessary to discharge the duties and responsibilities herein.
Notwithstanding the foregoing, matters specifically affecting the President shall be handled by the Committee.
D.
The President will be responsible for ensuring effective communication of Plan provisions each year. Each Participant will be given a copy of the Plan document and of any schedule deemed necessary by the President. Material modifications or changes to the Plan will be documented and distributed to Participants as soon as practicable.

E.
Nothing contained in this Plan shall be construed as a contract of employment between the Bank and a Participant, or as a right of a Participant to be continued in the employment of the Bank, or as a limitation of the right of the Bank to discharge a Participant with or without cause.

IV.	ELIGIBILITY
A.
Employees in positions determined to have a measurable impact on Bank results and for whom incentive participation is consistent with competitive practice may be eligible for participation in the Plan.

B.	The President will select annually, for approval by the Committee, those positions which will be eligible for awards granted under the terms of the Plan. Eligibility may vary from year to year.

C.
Eligible positions are listed in Schedule A, incorporated by reference, which may be updated annually or more frequently, as appropriate. Incumbents in these positions are Participants in the Plan unless otherwise noted in Schedule A.

D.	New employees deemed eligible for Plan participation will be considered eligible immediately upon date of hire.

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
V.	INDIVIDUAL AWARD OPPORTUNITIES
A.	The President shall recommend to the Committee for its approval the award levels which shall be used to calculate awards earned by Plan Participants.

B.	Award levels shall be expressed as a percent of the base salary of each Participant for that Plan Year.

C.
Each position shall have an assigned threshold, target and maximum award opportunity level. The range of award opportunities for each Plan Participant is included in Schedule A, which is incorporated by reference. This Schedule A may be amended or otherwise modified from year to year by the Committee.

VI.	OBJECTIVE SETTING
The President shall from time to time recommend to the Committee Bankwide performance goals that incentive payments to Participants shall be based upon, either in their entirety or selectively. Individual and/or group performance measures and goals may be developed by Participants in collaboration with their Managers. The Bankwide performance goals will specify target performance levels as well as the achievement levels required to receive threshold and maximum incentive award amounts. Target performance goal(s) shall be designed to be attainable, but not without significant effort. Maximum performance goal(s) shall be established as goal(s) representing a “reach” for the Bank and/or the group or individual as applicable. The Committee shall review and have final approval over the Bankwide performance measures and goals for all Participants, including the President. Individual and/or group performance measures and goals for Participants other than the President will be reviewed and approved by the participant’s and/or group’s manager. Changing the measures of Bankwide performance or changing the achievement levels of Bankwide performance will require approval of the Committee.
VII.	OBJECTIVE WEIGHTING
Actual incentive awards under the Plan will be based on (i) Bankwide performance results, and (ii) individual and/or group performance results, if applicable or appropriate. The relative weighting of Bank performance may vary.
VIII.	PERFORMANCE MEASUREMENT
A.	Performance against goals will be measured as soon as practicable following the close of the Plan Year.

B.	Group and/or individual performance, where applicable, will be measured by each Participant’s Manager.

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
IX.	AWARD DETERMINATION
A.
Aggregate performance of Bankwide goals, individual and/or group goals, where applicable, will be used to determine the Participants’ awards. There will be no payout to Participants for Bankwide goals if results on all Bankwide goals fall below the threshold level. Should the Bank not meet all of its Bankwide goals, Participants who have attained at least an overall performance rating of 3.0 will be paid an incentive award based on their individual performance component.

B.
A Participant’s overall performance as rated in his/her last performance evaluation must be rated at least a 3.0 in order to receive an incentive payment. However, regardless of his or her overall rating, a Participant with a written performance warning in his or her employment file who does not also have corresponding documentation from his or her manager in his/her employment file evidencing acceptable improvement in the Participant’s performance prior to the payment of the award shall not receive any incentive payment.

C.
Participants who are on official leaves of absence, paid or unpaid, and who have an 1) executed 90-day follow-up performance evaluation (for newly- hired Participants) or 2) annual performance evaluation for the Plan Year shall be eligible to receive incentive awards for the Plan Year, payment of which will be made when the Participant returns from the paid or unpaid leave of absence if that occurs later than the payment of awards to other Participants.

D.
Participants that have attained an “Exceeds Requirements” or “Outstanding” rating in their performance evaluation will receive an additional 3% or 6%, respectively, of their base salary added to their Plan award. For Participants with salary changes during the Plan year, the additional 3% or 6% payment will be based on the base salary as of the conclusion of the Plan year.

E.
Recommendations will be made to the Committee regarding the actual Bankwide performance and the associated level of payments as soon as practicable following the conclusion of the Plan Year. Such recommendations shall be based on achieved levels of performance, measured against the performance objectives adopted for each portion of the award.

F.	Plan Participants, including the President, will receive a cash payment of the award as soon as practicable after final approval by the Committee.
G.	Awards earned may vary from the target award defined for each Plan Participant according to performance achieved by the Bank, and where applicable by the group or individual.
H.
Payments may vary from the assigned threshold, target and maximum award opportunity level as indicated in Schedule A if the Committee determines at the end of the Plan year that an adjustment to the schedule would better serve the purposes of the Plan.

I.
Individuals who are hired during the Plan Year, but in no event after October 31 of that year, to fill eligible positions will receive prorated incentive payments based on length of time worked. To receive such payments, the newly hired employee must have an executed 90-day follow-up performance evaluation and have received at least a “Meets Requirements” rating. The final incentive payment will be calculated on a calendar day basis.

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
J.
If a Participant’s rank or assignment from one tier to another as indicated in Schedule A is changed, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year worked in each eligible position.

K.
If a Participant is promoted and their incentive compensation opportunity, as indicated in Schedule A, does not change, the incentive payment may be determined on a pro rata basis according to that portion of the Plan Year Participant worked in each eligible position.

L.	Incentive payments for Participants who are non-officers shall be calculated using the base salary as of the end of the Plan year without regard to prorating.
M.
If a Participant other than the President dies, the payment may be awarded based upon the judgment of the President. The final payment may be made after approval by the Committee following the conclusion of the Plan Year. If the President dies, the payment may be awarded based upon the judgment of the Board. The final payment may be made after approval by the Board following the conclusion of the Plan Year.

N.
If, prior to the payment of an award, (i) the employment of a Participant is terminated by the Bank or (ii) the Participant leaves the Bank voluntarily, no incentive award will be made or payable under this Plan, except in the discretion of the Committee (or in the case of the President, the Board).

O.
All incentive awards under this Plan shall be paid to Participants on or before March 15, 2011; provided that, in the event the Bank shall be prevented from calculating and paying such incentive awards by March 15, 2011 by any event, including specifically, but not limited to, (i) its unforeseeable failure to receive any necessary approvals of its financial statements of the Bank for the calendar year 2010 from its regulators or outside accountants in sufficient time in advance of March 15, 2011, (ii)  the unforeseeable temporary absence of Bank employees necessary to calculate such incentive awards by such date, or (iii) any other event which the Bank may reasonably deem, in good faith, to constitute administrative impracticability of the Bank to calculate and pay such incentive awards by such date, the failure of the Bank to pay such incentive awards to Participants by March 15, 2011 shall be deemed to be due to administrative impracticability, within the meaning of § 1.409A-1(b)(4)(ii) of the Regulations under § 409A of the Internal Revenue Code of 1986, as amended (the “Code”), should such provision of the Code be deemed applicable to the Plan notwithstanding the provisions of Section X of this Plan, in which event, or in any other event which may meet the requirements of such provision of such Regulations, the Bank shall pay such incentive awards as soon as the calculation and payment thereof shall be practicable, both administratively and otherwise.

Note: Redacted portions have been marked with [***]. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.
X.	BINDING EFFECT AND AMENDMENT AND TERMINATION OF PLAN
No Participant shall have any legally binding right, whether by reason of the performance of services or otherwise, to receive any incentive awards or payments under this Plan and nothing in this Plan is intended, nor shall it be deemed, to confer upon any Participant any such legally binding right, the Bank reserving and retaining the right, by its unilateral action at any time and for any reason, to reduce or eliminate any incentive awards or payments and to amend, modify or terminate this Plan.  All actions by the Bank pursuant to this Section X shall be made in writing and shall be effective when approved by the Committee or, in the case of actions affecting the President, when approved by the Board.
XI.	CLAWBACK PROVISION

Any undue incentives paid to a Participant with a rank of Vice President or higher based on the achievement of financial or operational goals within this Plan that subsequently are deemed by the Bank to be inaccurate, misstated or misleading shall be recoverable from such Participant by the Bank. Inaccurate, misstated and/or misleading achievement of financial or operational goals shall include, but not be limited to, overstatements of revenue, income, capital, return measures and/or understatements of credit risk, market risk, operational risk or expenses. The value of any benefits delivered or accrued related to the undue incentive (i.e., the amount of the incentive over and above what should have been paid to the Participant barring inaccurate, misstated and/or misleading achievement of financial or operational goals) shall be reduced and/or recovered by the Bank to the fullest extent possible. Participants shall be responsible for the repayment of any such excess incentive payments as described in this paragraph upon demand by the Bank.

XII.	OTHER PROVISIONS

The provisions of the Plan shall be governed by the laws of the State of New York.